Exhibit 99.1

DUNKIN’ BRANDS ANNOUNCES 2014 DOMESTIC RESTAURANT GROWTH

For the year, Company’s franchisees added total of 422 net new
Dunkin’ Donuts and Baskin-Robbins Restaurants in U.S.

CANTON, MA (January 12, 2015) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, announced today that in 2014 its U.S. franchisees opened a total of 422 net new Dunkin’ Donuts and Baskin-Robbins, once again making Dunkin’ Brands one of the fastest growing companies by unit count in the QSR (Quick Service Restaurant) industry.

“This past year was another excellent year for domestic restaurant development for both of our brands and has resulted in Dunkin’ Brands, once again being one of the fastest growing companies by unit count in the QSR industry,” said Nigel Travis, Chairman and Chief Executive Officer, Dunkin’ Brands. “All told, Dunkin’ Donuts franchisees opened 405 net new domestic restaurants in 2014, including our much anticipated restaurants in Southern California, and remodeled another nearly 500 locations. Baskin-Robbins franchisees opened 17 net new locations, marking this the brand’s second consecutive year of positive net development. We believe these results are directly attributable to the appeal of our two strong consumer brands and our continued focus on franchisee unit economics. For 2015 in the U.S., we expect to open between 410 and 440 Dunkin’ Donuts restaurants and between five to ten net Baskin-Robbins locations. ”

Dunkin' Donuts U.S.

In 2014, Dunkin’ Donuts opened 405 net new restaurants in new markets such as California, Colorado, and Nevada, with 97% of domestic growth coming from existing franchisees. California continued to be a focus of growth for the brand with five new free-standing restaurants opening in Whittier, Santa Monica, Long Beach, Downey and Modesto, which opened ahead of schedule. The company is on track with its plan to open approximately 250 new restaurants in California over the next several years, with the long-term goal of having 1,000 restaurants in total throughout the state.

Dunkin’ Donuts also signed agreements in 2014 with franchisees to open new future restaurants in markets, including Northern, Central and Southern California; Oklahoma City, OK; Louisville, KY; Phoenix, AZ; Greensboro, NC; and Wichita, KS, among others.

In 2013, Dunkin’ Donuts unveiled new restaurant design options and last year Dunkin’ Donuts franchisees remodeled 482 restaurants with the new image. Dunkin' Donuts also recently announced the launch of DD Green™ Achievement, a green building program designed to help franchisees build sustainable, energy-efficient restaurants. By the end of 2016, Dunkin' Donuts plans to have 100 new DD Green restaurants across the U.S.

Dunkin' Donuts’ 2014 development numbers include approximately 70 new restaurants in airports, colleges and other non-traditional locations. Dunkin' Donuts currently has over 600 non-traditional locations, including restaurants at college campuses, mass transit stations, travel centers, supermarkets, entertainment centers and military bases.

In 2015, the Company expects its franchisees to add between 410 and 440 net new Dunkin’ Donuts U.S. restaurants and continues to believe that it can achieve the long-term goal of more than 17,000 restaurants in the U.S., more than doubling its current number of domestic locations.

Baskin-Robbins U.S.

In 2014, Baskin-Robbins achieved a second consecutive year of positive net new unit growth in the U.S., opening 17 net new restaurants in markets including Kentucky, California and Louisiana. Baskin-Robbins also signed agreements in 2014 with franchisees to open new future locations in markets, including Fresno, CA; San Francisco, CA; Phoenix, AZ; Tampa, FL, Louisville, KY; and Colorado Springs, CO, among others.

Additionally, recruiting military veterans as franchisees continues to be a focus for Baskin-Robbins. For 2014, the brand launched a special veteran's incentive program for U.S. veterans seeking to open a domestic Baskin-Robbins location. The new development incentives included more than $25,000 in financial discounts on royalties and initial franchise fees.

In 2015, the Company expects its franchisees and licensees to open five to ten net new Baskin-Robbins restaurants in the U.S.

To learn more about Dunkin’ Brands franchising, visit www.dunkinbrands.com.

Forward-Looking Statements
This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These projections and statements reflect management’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Dunkin' Brands Group, Inc.
With more than 18,800 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2014, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,300 Dunkin' Donuts restaurants and more than 7,500 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

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Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Michelle King (Media)
Sr. Director Global Public Relations
Dunkin’ Brands Group, Inc.
michelle.king@dunkinbrands.com
781-737-5200

Jenna Kantrowitz
Fish Consulting
jkantrowitz@fish-consulting.com
786-417-5781